QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.28

EMPLOYMENT AGREEMENT DATED MARCH 28, 2002 BETWEEN
VIA NET.WORKS, INC. AND BEN BUTTOLPH

MARCH 28, 2002

Mr. Ben Buttolph
[address deleted]

Dear Ben:

        I am pleased to confirm the terms of our offer for you to join VIA NET.WORKS as its Chief Financial Officer. Your employment start date is April 15, 2002, and your employment will continue for a minimum of six (6) months. Your duties will entail spending time at VIA's Reston Virginia Office as well as at VIA's international operations in Europe and Latin America. We understand that this arrangement might continue for longer than six months, and after this initial period it is anticipated that you will either continue on as a senior executive of VIA on a permanent basis on terms to be negotiated, the employment relationship will terminate, or we will renegotiate the terms under which you would continue on a temporary basis. Please understand that this letter should not be construed as a guarantee of continued employment for longer than six (6) months.

        As Chief Financial Officer, you will have overall responsibility for the day-to-day financial management of the Company and you will report to me. Your salary will be at the annualized rate of $265,000, less applicable withholdings for federal and state employment-related taxes, payable in bi-monthly installments. Should you accept employment, VIA will make a one-time grant to you of qualified incentive stock options, concurrent with the start of your employment, to purchase 75,000 shares of common stock, the shares to vest on the 90th day following your employment start date, provided you remain employed on that date. The exercise price of the options will be their fair market value on the date of grant, and the exercise period on the options will be thirty-six (36) months from the date of vesting. If you remain employed as Chief Financial Officer or remain employed by VIA in a different executive capacity for longer than three (3) months, VIA shall grant to you additional qualified incentive stock options to purchase up to 10,000 shares of stock, fully vested, on each one-month anniversary of employment thereafter. In addition, you will be eligible after six months of employment to receive a bonus targeted at thirty percent (30%) of your base salary, provided you achieve certain performance objectives agreed upon by me and you within two weeks of your employment start date.

        As an employee of VIA, you shall be entitled to participate in VIA's employee benefit plans on the same basis as other senior executives of VIA to the extent allowed by the plans themselves. VIA also shall reimburse you for temporary living expenses when in Reston, Virginia and shall reimburse you for travel and other business expenses. You will also be entitled to indemnification as set forth in the Company's Certificate of Incorporation and Bylaws, and to coverage under the Company's director and officer liability insurance policies.

        When you report to work, you will need to provide for our review documents necessary to establish employment eligibility verification as required by the Immigration and Naturalization Service. You will also be asked as a condition of employment to read and sign VIA's standard Employee Confidentiality Agreement, and you will be expected to abide by all corporate policies affecting VIA employees, which are set forth in VIA's Employee Handbook.

        If the terms of this offer are acceptable, please sign in the space indicated below and return a fully executed offer letter to me.

Sincerely,
/s/ KARL MAIER Karl Maier Acting Chief Executive Officer
SEEN AND AGREED:
/s/ BEN BUTTOLPH Ben Buttolph

QuickLinks

  EXHIBIT 10.28
EMPLOYMENT AGREEMENT DATED MARCH 28, 2002 BETWEEN VIA NET.WORKS, INC. AND BEN BUTTOLPH